Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Steve Wymer
	408-519-9677	408-519-9254
	dnueman@tivo.com	swymer@tivo.com

TiVo Announces Settlement of Patent Litigation and Doubling of Stock Repurchase Authorization
Settles patent litigation with Cisco, Motorola and Time Warner Cable for $490 million
Brings aggregate awards and settlements from intellectual property actions to roughly $1.6 billion
Increases stock repurchase authorization to $200 million with plans to increase size of current 10b5-1 plan

SAN JOSE, CA -- 06/07/2013 -- TiVo Inc. (NASDAQ: TIVO) announced today that it has settled its pending patent litigation with Motorola (now owned by Google and Arris), Cisco and Time Warner Cable and that TiVo has agreed to enter into certain patent licensing arrangements with Arris, Cisco and Google. As part of the settlement, Google and Cisco will pay TiVo an upfront lump-sum payment of $490 million, bringing the total from awards and settlements related to the use of certain TiVo intellectual property to roughly $1.6 billion.
In conjunction with approving the terms of the settlement, TiVo's board of directors also approved a major expansion of TiVo's stock repurchase authorization. The board's action doubles the size of the authorization from $100 million to $200 million and extends the stock repurchase plan for an additional two years until August 29, 2015. Additionally, TiVo intends to increase the size of its 10b5-1 trading plan significantly as a result. This will allow TiVo to build on the almost $57 million worth of equity acquired through open market purchases and from tax withholdings on employee restricted share vesting since the time the board of directors first authorized the $100 million stock repurchase plan. This increased and extended repurchase authorization means TiVo will have over $160 million of unused stock repurchase authorization.
"We are pleased to reach an agreement that brings our pending litigation to an end and further underscores the significant value our distribution partners derive from TiVo's technological innovations and our shareholders derive from our investments in protecting TiVo's intellectual property," said Tom Rogers, CEO and President of TiVo. "Further, this settlement significantly enhances our already strong balance sheet, bringing our cash position to over $1 billion before inclusion of future expected payments of at least $400 million from prior settlements. We intend to use our significant capital resources to drive shareholder value, including more aggressively returning capital to shareholders under our newly increased share repurchase authorization and we will be increasing the size of our 10B5-1 trading plan as soon as permissible.”
Mr. Rogers added, “Importantly, we just recently closed one of our best quarters ever in terms of subscription growth, driven by a number of our existing operator deals in the U.S. and abroad that are now fully up and running. As a result, we delivered our highest gross margin ever and solid MSO revenue growth of 98% year-over-year, and we expect this MSO revenue growth will continue as we roll out additional deployments. So, as we look out beyond today's important settlement we believe our core operating business will continue to drive growth to both the top and bottom line.”
As part of the settlement, TiVo and Motorola, Cisco, and Time Warner Cable agreed to dismiss all pending litigation between the companies. TiVo will recognize a portion of the payment as past damages during the second quarter and the remainder over time. The company intends to provide additional details regarding the timing of revenue recognition in its second quarter fiscal year 2014 earnings report. Further, as a result of this settlement,

TiVo expects net income and Adjusted EBITDA to benefit from lower litigation spend in the remainder of its fiscal year ending January 31, 2014 and beyond.
About TiVo Inc.
Founded in 1997, TiVo Inc. (NASDAQ: TIVO) developed the first commercially available digital video recorder (DVR). TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.TiVo.com and through third-party retailers. TiVo also distributes its technology and services through solutions tailored for cable, satellite and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today. TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry. More information at: www.TiVo.com.
TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. ©2013 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, the payment of $490,000,000 by Motorola and Cisco pursuant to the settlement agreement, future increase in the amount of stock repurchases pursuant to TiVo's 10b5-1 plan, TiVo's plans to drive increased shareholder value including more aggressively returning capital through increased stock repurchases, future increases in MSO revenue growth, future improvements in both TiVo's revenue and net income (loss), TiVo's expected revenue recognition of the settlement award and its plans to provide further details at its second quarter earnings call, and TiVo's expectation that net income and AEBITDA will benefit from lower litigation expenses in the remainder of fiscal year ending January 31, 2014. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in TiVo's public reports filed with the Securities and Exchange Commission, including TiVo's Annual Report on Form 10-K for the fiscal year ended January 31, 2013 and Current Reports on Form 8-K. TiVo cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.